Exh. 14
                HARBIN YINHAI TECHNOLOGY DEVELOPMENT CO., LTD.

                     CODE OF ETHICS FOR SENIOR MANAGEMENT

                                    PREFACE

In addition to general standards of good business conduct and ethics applicable to all directors and employees of Harbin Yinhai Technology Development Co., Ltd. (the"Company"), the Company has established this Code of Ethics for its senior management, including (i) its Chief Executive Officer ("CEO") and (ii) its senior financial officers, including its Chief Financial Officer ("CFO") and any other senior finance or accounting personnel as the CEO or CFO may designate from time to time as being subject to this Code of Ethics. All such persons are sometimes referred to together in this Code of Ethics as "Senior Management".

I. HONEST AND ETHICAL CONDUCT

Senior management will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that:

   a.Encourage and reward professional integrity in all aspects of company's operations by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal.

   b. All members of Senior Management shall, in the conduct of the Company's business and affairs, (a) act in accordance with high standards of honest and ethical conduct, including taking appropriate actions to permit and facilitate the ethical handling and resolution of actual or apparent conflicts of interest between personal and professional relationships, and (b) promote high standards of honest and ethical conduct among the Company's employees who have responsibilities in the areas of accounting, audit, tax and financial reporting.

   c. Provide a mechanism for members of company to inform senior management of deviations in practice from policies and procedures governing honest and ethical behavior and demonstrate the personal support of the Senior management deviation for such policies and procedures through periodic communication reinforcing these ethical standards.

* COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS

In carrying out their duties, each member of Senior Management shall endeavor to comply, and to cause the Company to comply, with all applicable laws, rules and regulations.

Senior management will establish and maintain mechanisms to:

   a. Educate members of the Company's regarding any state or local statute, regulation or administrative procedure that affects the operation of the Company generally;

   b. Monitor the compliance of the Company's organizations with any applicable to state or local statute, regulation or administrative rule;
and identify, report and correct in a swift and certain manner, any detected deviations from any applicable state or local statute or regulation.

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* CONFLICTS OF INTEREST AND SELF-DEALING

The Company requires that senior management act in good faith and in the best interests of the Company.

   a. No Company's senior management should become involved in any situation where he or she might profit or benefit as a result of any relationship or act that is not in the best interests of the Company. An employee should never represent the Company in any transaction in which he or she has any interest - direct or indirect -- or from which he or she may benefit personally, unless such interest has first been disclosed to, and approved by, the Company.

   b. An senior management's position with the Company should not be used to influence or gain favor from public officials or others - including suppliers and advertisers - or otherwise for personal benefit.
Similarly, they may not use their employment with the Company as leverage to gain favors from customers, news sources, suppliers or advertisers.

   c. Senior management's conduct must consistently reflect the Company's commitment to impartiality and fairness in every aspect of its operations.'

The following examples illustrate conduct that would constitute a violation of Company policy:

   - Accepting a personal reward from a supplier or provider of services in exchange for the award of Company business;

   - Having a direct or indirect financial interest (other than ownership of stock in broadly owned, publicly traded companies) in a company that supplies goods and services to the Company;

   - Using the senior management's connection with the Company to receive special consideration from authorities such as the police;

   - Using the employee's position with the Company to obtain, for personal purposes, information that is not available to the general public;

   -  Taking Company property or facilities for personal use.

* COMPETITIVE ACTIVITIES

The Company's senior management are expected to avoid any outside interest that might conflict with their loyalty to the Company or their commitment to its values. They should neither invest in competitors' businesses nor act on behalf of competitors. Investments in stocks of broadly owned, publicly traded companies that compete with the Company are permissible if they are not so significant as to affect the employee's efforts on behalf of and loyalty to the Company.

* CONFIDENTIAL INFORMATION IN THE COMPANY SECURITIES

   a. Senior management are encouraged to invest in the company's stock. From time to time, however, senior management may have important information about the Company that has not been disclosed to the public. All such information must be treated as confidential, may not be used in an attempt to profit personally and may not be disclosed to family members, friends or others outside of the Company. In particular, neither employees nor their family members or friends may use such confidential information as a basis for trading in Company stock.
Should an employee have any doubt as to the propriety of buying or selling Company shares, he or she must not hesitate to ask a supervisor or a member of senior management for guidance.

   b. Similarly, non-public information concerning other businesses, to which an employee may have access as a result of his or her connection with the Company, must also be treated as confidential and may not be used for personal gain.

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   c. In carrying out their duties, all members of Senior Management shall promote full, fair, accurate, timely and understandable disclosure in all periodic reports and other documents that the Company files with, or furnishes to, the Securities and Exchange Commission, as well as press releases and other public communications made by the Company.

Accordingly, it is the responsibility of each member of Senior Management promptly to bring to the attention of the Company's Disclosure Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Disclosure Committee in fulfilling its responsibilities.

* PROPER FULFILLMENT WITH THE CODE

The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code of Ethics by any member of Senior Management, including the CEO or CFO. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Ethics, and shall include written notices to each individual involved, suspension with or without pay or benefits (as determined by the Board of Directors) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designees shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.